NEWS RELEASE

The Andersons, Inc. Reports Fourth Quarter Results
MAUMEE, OHIO, February 16, 2021 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the fourth quarter ended December 31, 2020.

Fourth Quarter Highlights:

•Company reported net income attributable to The Andersons of $16.0 million, or $0.48 per diluted share, and adjusted net income of $19.4 million, or $0.59 per diluted share.
•Trade reported pretax income of $28.3 million and adjusted pretax income of $29.3 million on improved merchandising results.
•Ethanol reported a pretax loss attributable to the company of $3.5 million that included a $6.6 million non-cash mark-to-market charge.
•Plant Nutrient completed its best year since 2014 as it recorded pretax income of $3.2 million for the quarter.
•Adjusted EBITDA for the quarter of $85.0 million was comparable year over year despite significant pandemic impacts.

"I am very excited about the recent strong, demand-driven rally in grain and fertilizer markets and what it means for U.S. agriculture and The Andersons,” said President and CEO Pat Bowe. "We have already participated in multi-year highs in grain elevation margins, and have benefited from strong export demand. Fertilizer demand was strong throughout the fourth quarter. With more planted corn acres in the forecast, it looks like strong fertilizer demand will continue."

"We improved our fourth quarter results modestly year over year, and our outlook for 2021 has improved," continued Bowe. "Our Trade income was up substantially on strong merchandising results from our diverse commodity portfolio, and Plant Nutrient's full-year results nearly doubled. Our Ethanol business benefited from the launch of our new high-protein feed products. Finally, Rail remained profitable despite weak railcar demand.

"We continue to benefit greatly from the complementary trading business we acquired in early 2019 and have since successfully integrated. We continue to focus on creating a leaner cost structure, having taken approximately $40 million of cost out of the business in the last two years. In addition to opportunities in the Trade and Plant Nutrient segments, a recovery in the ethanol and rail markets should lead to significant year-over-year increases in EBITDA. In short, we are pleased to see the strength in ag markets and look forward to better financial performance ahead."

$ in millions, except per share amounts
	Q4 2020	Q4 2019	Variance	YTD 2020	YTD 2019	Variance
Pretax Income (Loss) Attributable to the Company[1]	$24.1	$21.4	$2.7	$(2.5)	$31.4	$(33.9)
Adjusted Pretax Income (Loss) Attributable to the Company[1,2]	28.4	23.7	4.7	10.6	51.0	(40.4)
Trade[2]	29.3	17.6	11.7	28.9	37.6	(8.7)
Ethanol[1,2]	(3.5)	8.1	(11.6)	(25.4)	15.9	(41.3)
Plant Nutrient[2]	3.2	3.9	(0.7)	16.0	8.4	7.6
Rail[2]	2.0	4.5	(2.5)	5.5	15.1	(9.6)
Other[2]	(2.6)	(10.4)	7.8	(14.4)	(26.0)	11.6
Net Income Attributable to the Company[1]	16.0	6.6	9.4	7.7	18.3	(10.6)
Adjusted Net Income Attributable to the Company[1,2]	19.4	18.4	1.0	2.9	43.0	(40.1)
Diluted EPS	0.48	0.19	0.29	0.23	0.55	(0.32)
Adjusted Diluted EPS[2]	0.59	0.55	0.04	0.09	1.30	(1.21)
EBITDA[2]	83.5	82.2	1.3	215.4	234.0	(18.6)
Adjusted EBITDA[2]	$85.0	$84.5	$0.5	$225.7	$253.6	$(27.9)
1 Reflects amounts attributable to the company and excludes losses attributable to the noncontrolling interests of $1.3 million in Q4 2020, $1.0 million in Q4 2019, $21.9 million for the full year 2020 and $3.2 million for the full year 2019. See appendix for non-GAAP explanations and reconciliations.
2 Non-GAAP financial measures; see appendix for explanations and reconciliations.

Cash, Liquidity and Long-Term Debt Management

“We continued to generate strong operating cash flows and remained disciplined in our capital spending during the fourth quarter,” said Executive Vice President and CFO Brian Valentine. “We were well-prepared for the need for short-term working capital funding as commodity prices spiked during the quarter and into early 2021. We were pleased with the progress we made in 2020 to reduce long-term debt, which remains a priority."

The company generated $74.6 million and $73.0 million in cash from operations before working capital changes during the fourth quarters of 2020 and 2019, respectively. For the full years 2020 and 2019, the company generated $200.9 million and $192.6 million in cash from operations before working capital changes, respectively.

The company spent $16.6 million net of proceeds from asset sales on capital projects during the fourth quarter and spent $86.8 million net of proceeds from asset sales for the full year 2020, well beneath its self-imposed $100 million ceiling.

Working capital, readily marketable inventory and short-term debt each increased year over year due to the significant increase in commodity prices. While the company has been able to maintain adequate liquidity, it recently increased its short-term borrowing capacity by $250 million to further ensure adequate liquidity and accommodate further volatility and related opportunities in 2021.

Finally, despite all the challenges it faced during 2020, the company reduced long-term debt by approximately $100 million and remains focused on additional reductions of $200 to $250 million by the end of 2023.

Fourth Quarter Segment Overview

Trade Records Higher Results Driven by Continued Strong Merchandising Income

Trade recorded pretax income of $28.3 million and adjusted pretax income of $29.3 million for the quarter, a significant improvement compared to a pretax loss of $19.9 million and adjusted pretax income of $17.6 million in the fourth quarter of 2019. The primary difference between reported and adjusted income in 2019 was attributable to approximately $40 million in asset and investment impairment charges.

Income from commodity merchandising rose by more than one-third year over year, besting an already strong performance in the fourth quarter of 2019. The performance of the segment's asset-based businesses declined, as income from both storing and handling grain decreased.

Trade’s fourth quarter adjusted EBITDA was $45.8 million, up approximately 23 percent over fourth quarter 2019 adjusted EBITDA of $37.2 million. Its full year adjusted EBITDA decreased from $123.4 million in 2019 to $95.5 million in 2020, primarily as a result of fewer wheat opportunities and the remaining impact of the poor 2019 harvest in the Eastern Corn Belt.

Ethanol Results Decline on Big Decrease in Crush Margins and Large Mark-to-Market Charge

The Ethanol segment reported a pretax loss attributable to the company of $3.5 million in the fourth quarter compared to adjusted pretax income attributable to the company of $8.1 million in the same period in 2019.

Production volumes in the quarter were flat year over year. The business benefited from execution of its high-protein feed strategy as well as higher DDG and corn oil prices. The ethanol and vegetable oil trading businesses also posted comparatively better results due to improved margins and higher volumes.

Ethanol board crush margins were 25 cents lower year over year and were driven by rising corn prices that were only partially mitigated by higher ethanol prices. Strong operating performance at the plants helped offset the impact of the lower crush margins. The segment also recorded a $6.6 million non-cash, mark-to-market charge during the quarter that is expected to reverse in 2021.

Ethanol recorded adjusted EBITDA of $16.2 million in the fourth quarter of 2020, down from 2019 fourth quarter adjusted EBITDA of $25.9 million.

Plant Nutrient Closes out Strong Year; Rail Records Modest Income

Plant Nutrient recorded adjusted pretax income of $3.2 million in the fourth quarter compared to adjusted pretax income of $3.9 million in the same period of the prior year. Tons sold were up across all major product lines, but especially in Ag Supply Chain. Margin per ton declined moderately, most notably in Engineered Granules. The business continued to benefit from disciplined working capital and expense management.

Plant Nutrient’s current quarter adjusted EBITDA was $10.8 million compared to 2019 fourth quarter adjusted EBITDA of $11.5 million. For the full year, Plant Nutrient recorded adjusted EBITDA of $47.2 million in 2020 and $42.3 million in 2019 as planting and harvest conditions were much improved year over year.

Rail recorded adjusted fourth quarter pretax income of $2.0 million compared to $4.5 million of adjusted pretax income in the same period of the prior year. Lower income from railcar sales accounted for the majority of the shortfall.

Rail's fourth quarter 2020 adjusted EBITDA was $13.5 million compared to fourth quarter 2019 adjusted EBITDA of $17.6 million. Full-year 2020 EBITDA was $55.7 million, a 15 percent decrease from 2019 results, primarily due to lower leasing income.

Full-Year Provision for Income Taxes Includes CARES Act Benefits

The company’s full-year income tax provision included additional CARES Act tax benefits of approximately $14.8 million, or $0.44 per diluted share. The company has excluded these benefits from its adjusted net income. At year-end, the company had received $1.7 million of an anticipated total of $39.3 million in CARES Act refunds. The company expects to receive the remaining $37.6 million in 2021, and has removed that amount from cash from operations before working capital changes.

The company’s reported effective income tax rate continued to be substantially impacted by the income or loss earned by the noncontrolling interests, which may result in highly variable effective tax rates in future periods.

Fourth quarter and full-year 2019 income tax provisions included tax expense of approximately $8.0 million, or $0.24 per diluted share, related to nondeductible Canadian losses on the company's investment in Thompsons Limited that it excluded from its adjusted net income. In addition, the company’s fourth quarter 2019 income tax provision included a tax benefit of approximately $2.7 million, or $0.08 per diluted share, for federal research and development income tax credits.

Conference Call

The company will host a webcast on Wednesday, February 17, 2021, at 11 a.m. Eastern Standard Time, to discuss its performance and provide its updated outlook for 2021. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 9267363). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://edge.media-server.com/mmc/p/cintwfki. Complete the four fields as directed and click Submit. A replay of the call will be available at www.andersonsinc.com under the heading "Investors" on the company’s website.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, the COVID-19 pandemic and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that pretax income attributable to The Andersons, adjusted pretax income attributable to the company, net income attributable to the company, adjusted net income attributable to the company, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and better period-to-period comparability. The above measures are not and should not be considered as alternatives to pretax income, net income, net income per share and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Sales and merchandising revenues	$2,542,917	$1,885,603	$8,208,436	$8,170,191
Cost of sales and merchandising revenues	2,409,226	1,747,244	7,803,514	7,652,299
Gross profit	133,691	138,359	404,922	517,892
Operating, administrative and general expenses	105,792	109,457	399,207	436,842
Asset impairment	—	38,131	—	41,212
Interest expense, net	13,292	14,078	51,275	59,691
Other income, net:
Equity in earnings (loss) of affiliates, net	410	(4,992)	638	(7,359)
Gain from remeasurement of equity method investments, net	—	36,287	—	35,214
Other income, net	7,751	12,387	20,448	20,109
Income (loss) before income taxes	22,768	20,375	(24,474)	28,111
Income tax expense (benefit)	8,119	14,708	(10,259)	13,051
Net income (loss)	14,649	5,667	(14,215)	15,060
Net loss attributable to the noncontrolling interests	(1,342)	(982)	(21,925)	(3,247)
Net income attributable to The Andersons, Inc.	$15,991	$6,649	$7,710	$18,307

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.48	$0.20	$0.23	$0.56
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.48	$0.19	$0.23	$0.55

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash, cash equivalents and restricted cash	$29,123	$54,895
Accounts receivable, net	659,834	536,367
Inventories	1,300,693	1,170,536
Commodity derivative assets - current	320,706	107,863
Other current assets	106,053	75,681
Total current assets	2,416,409	1,945,342
Other assets:
Goodwill	135,709	135,360
Other intangible assets, net	142,940	175,312
Right of use assets, net	56,031	76,401
Other assets, net	49,907	45,610
Total other assets	384,587	432,683
Rail assets leased to others, net	591,946	584,298
Property, plant and equipment, net	879,179	938,418
Total assets	$4,272,121	$3,900,741

Liabilities and equity
Current liabilities:
Short-term debt	$403,703	$147,031
Trade and other payables	957,683	873,081
Customer prepayments and deferred revenue	180,160	133,585
Commodity derivative liabilities – current	146,990	46,942
Current maturities of long-term debt	75,475	62,899
Accrued expenses and other current liabilities	167,671	176,381
Total current liabilities	1,931,682	1,439,919
Long-term lease liabilities	37,177	51,091
Long-term debt, less current maturities	916,540	1,016,248
Deferred income taxes	170,147	146,155
Other long-term liabilities	55,915	51,673
Total liabilities	3,111,461	2,705,086
Total equity	1,160,660	1,195,655
Total liabilities and equity	$4,272,121	$3,900,741

The Andersons, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Operating Activities
Net income (loss)	$14,649	$5,667	$(14,215)	$15,060
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	47,471	47,770	188,638	146,166
Bad debt expense	(1,007)	392	7,042	4,007
Equity in (earnings) losses of affiliates, net of dividends	(410)	4,777	(638)	7,671
Loss (gain) on sales of assets, net	825	(7,164)	(37)	(7,063)
Gains on sales of Rail assets and related leases, net	(474)	(2,607)	(649)	(4,122)
Stock based compensation expense	2,441	4,592	10,183	16,229
Deferred income tax	4,469	16,785	26,386	5,114
Inventory write-down	743	—	11,676	—
Asset impairment	—	38,131	—	41,212
Gain from remeasurement of equity method investments, net	—	(35,214)	—	(35,214)
Other	5,931	(97)	10,072	3,540
Changes in operating assets and liabilities:
Accounts receivable	(126,550)	(3,392)	(128,502)	1,487
Inventories	(539,761)	(407,198)	(139,499)	(1,578)
Commodity derivatives	(112,596)	(8,228)	(115,170)	21,714
Other assets	(18,865)	11,715	(53,208)	30,497
Payables and other accrued expenses	452,911	363,008	123,489	103,842
Net cash provided by (used in) operating activities	(270,223)	28,937	(74,432)	348,562
Investing Activities
Acquisition of businesses, net of cash acquired	—	47,042	—	(102,580)
Purchases of Rail assets	(1,481)	(36,813)	(27,739)	(105,254)
Proceeds from sale of Rail assets	2,303	8,908	10,077	18,090
Purchases of property, plant and equipment and capitalized software	(17,733)	(39,872)	(77,147)	(165,223)
Proceeds from sale of assets and businesses	524	29,766	11,112	30,617
Purchase of investments	(210)	—	(3,059)	(1,490)
Other	—	808	—	808
Net cash (used in) provided by investing activities	(16,597)	9,839	(86,756)	(325,032)
Financing Activities
Net change in short-term borrowings	299,154	7,638	254,971	(278,824)
Proceeds from issuance of long-term debt	258,000	110,896	471,906	922,594
Payments of long-term debt	(249,017)	(114,597)	(559,711)	(608,483)
Proceeds from noncontrolling interest owner	2,082	—	8,575	4,714
Distributions to noncontrolling interest owner	—	—	(10,322)	—
Payments of debt issuance costs	(648)	(912)	(898)	(6,561)
Dividends paid	(5,770)	(5,547)	(23,004)	(22,118)
Other	(1,078)	(1,028)	(5,221)	(2,615)
Net cash (used in) provided by financing activities	302,723	(3,550)	136,296	8,707
Effect of exchange rates on cash, cash equivalents and restricted cash	(473)	(1,630)	(880)	65
Increase (decrease) in cash, cash equivalents and restricted cash	15,430	33,596	(25,772)	32,302
Cash, cash equivalents and restricted cash at beginning of period	13,693	21,299	54,895	22,593
Cash, cash equivalents and restricted cash at end of period	$29,123	$54,895	$29,123	$54,895

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Net income attributable to The Andersons, Inc.	$15,991	$6,649	$7,710	$18,307
Items impacting other income, net of tax:
Transaction related stock compensation	946	1,998	4,206	9,337
Severance costs	528	—	6,091	—
Termination of interest rate derivatives and debt fees	2,849	—	2,849	—
One time acquisition costs	—	2,158	—	8,007
Asset impairment including equity method investments	—	43,097	—	46,178
Gain from remeasurement of equity method investments, net	—	(36,287)	—	(35,214)
Gain on sales of assets	—	(8,646)	—	(8,646)
Income tax impact of adjustments (a)	(962)	9,386	(17,924)	5,051
Total adjusting items, net of tax	3,361	11,706	(4,778)	24,713
Adjusted net income (loss) attributable to The Andersons, Inc.	$19,352	$18,355	$2,932	$43,020

Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.48	$0.19	$0.23	$0.55

Impact on diluted earnings (loss) per share	$0.11	$0.36	$(0.14)	$0.75
Adjusted diluted earnings (loss) per share	$0.59	$0.55	$0.09	$1.30
(a) Income tax adjustments include $(14.8) million due to CARES Act benefits and certain discrete items in 2020 year to date. Quarter to date income tax adjustments due to CARES Act benefits were de minimus.

Adjusted net income (loss) attributable to the Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Adjusted Earnings Before Taxes, Interest, and Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended December 31, 2020
Net income (loss)	$28,337	$(4,795)	$3,187	$(867)	$(11,213)	$14,649
Interest expense (income)	5,350	1,553	1,270	5,459	(340)	13,292
Tax provision	—	—	—	—	8,119	8,119
Depreciation and amortization	11,149	19,438	6,386	8,903	1,595	47,471
EBITDA	44,836	16,196	10,843	13,495	(1,839)	83,531
Adjusting items impacting EBITDA:
Transaction related stock compensation	946	—	—	—	—	946
Severance Costs	—	—	—	—	528	528
Total adjusting items	946	—	—	—	528	1,474
Adjusted EBITDA	$45,782	$16,196	$10,843	$13,495	$(1,311)	$85,005

Three months ended December 31, 2019
Net income (loss)	$(19,938)	$42,098	$4,625	$4,461	$(25,579)	$5,667
Interest expense (income)	6,103	2,175	1,476	4,415	(91)	14,078
Tax provision	—	—	—	—	14,708	14,708
Depreciation and amortization	13,450	16,633	6,207	8,745	2,735	47,770
EBITDA	(385)	60,906	12,308	17,621	(8,227)	82,223
Adjusting items impacting EBITDA:
Acquisition costs	833	1,325	—	—	—	2,158
Transaction related stock compensation	1,998	—	—	—	—	1,998
Asset impairments including equity method investments	40,420	—	2,175	—	502	43,097
Gain from remeasurement of equity method investments, net	—	(36,287)	—	—	—	(36,287)
Gain on sales of assets	(5,702)	—	(2,944)	—	—	(8,646)
Total adjusting items	37,549	(34,962)	(769)	—	502	2,320
Adjusted EBITDA	$37,164	$25,944	$11,539	$17,621	$(7,725)	$84,543

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Twelve months ended December 31, 2020
Net income (loss)	$24,687	$(47,338)	$16,015	$2,607	$(10,186)	$(14,215)
Interest expense (income)	21,974	7,461	5,805	17,491	(1,456)	51,275
Tax benefit	—	—	—	—	(10,259)	(10,259)
Depreciation and amortization	44,627	73,224	25,407	35,573	9,807	188,638
EBITDA	91,288	33,347	47,227	55,671	(12,094)	215,439
Adjusting items impacting EBITDA:
Transaction related stock compensation	4,206	—	—	—	—	4,206
Severance Costs	—	—	—	—	6,091	6,091
Total adjusting items	4,206	—	—	—	6,091	10,297
Adjusted EBITDA	$95,494	$33,347	$47,227	$55,671	$(6,003)	$225,736

Twelve months ended December 31, 2019
Net income (loss)	$(17,328)	$47,660	$9,159	$15,090	$(39,521)	$15,060
Interest expense (income)	34,843	943	7,954	16,486	(535)	59,691
Tax provision	—	—	—	—	13,051	13,051
Depreciation and amortization	50,973	23,727	25,985	34,122	11,359	146,166
EBITDA	68,488	72,330	43,098	65,698	(15,646)	233,968
Adjusting items impacting EBITDA:
Acquisition costs	6,682	1,325	—	—	—	8,007
Transaction related stock compensation	9,337	—	—	—	—	9,337
Asset impairments including equity method investments	43,501	—	2,175	—	502	46,178
Gain from remeasurement of equity method investments, net	1,073	(36,287)	—	—	—	(35,214)
Gain on sales of assets	(5,702)	—	(2,944)	—	—	(8,646)
Total adjusting items	54,891	(34,962)	(769)	—	502	19,662
Adjusted EBITDA	$123,379	$37,368	$42,329	$65,698	$(15,144)	$253,630

Adjusted EBITDA is defined as earnings before taxes, interest, and depreciation and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

The Andersons, Inc.
Segment Data (unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended December 31, 2020
Sales and merchandising revenues	$1,979,272	$373,517	$155,514	$34,614	$—	$2,542,917
Gross profit	90,796	2,562	30,623	9,710	—	133,691
Equity in earnings of affiliates, net	410	—	—	—	—	410
Other income, net	5,089	1,330	339	342	651	7,751
Income (loss) before income taxes	28,337	(4,795)	3,187	(867)	(3,094)	22,768
Loss attributable to the noncontrolling interests	—	(1,342)	—	—	—	(1,342)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$28,337	$(3,453)	$3,187	$(867)	$(3,094)	$24,110
Adjustments to income (loss) before income taxes (b)	946	—	—	2,849	528	4,323
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$29,283	$(3,453)	$3,187	$1,982	$(2,566)	$28,433

Three months ended December 31, 2019
Sales and merchandising revenues	$1,391,151	$312,860	$138,182	$43,410	$—	$1,885,603
Gross profit	87,652	12,594	23,521	14,592	—	138,359
Equity in losses of affiliates, net	(4,992)	—	—	—	—	(4,992)
Other income, net (c)	8,365	36,503	3,256	191	359	48,674
Income (loss) before income taxes	(19,938)	42,098	4,625	4,461	(10,871)	20,375
Loss attributable to the noncontrolling interests	—	(982)	—	—	—	(982)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(19,938)	$43,080	$4,625	$4,461	$(10,871)	$21,357
Adjustments to income (loss) before income taxes (b)	37,549	(34,962)	(769)	—	502	2,320
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$17,611	$8,118	$3,856	$4,461	$(10,369)	$23,677
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
(b) Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. 2020 adjustment to the Rail segment relates to the termination of interest rate derivatives and debt fees which were recorded in Interest expense, net and can be found in the reconciliation to adjusted net income table.
(c) Gain from remeasurement of equity method investment within the Ethanol segment is included in Other income, net for the three months ended December 31, 2019.

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Twelve months ended December 31, 2020
Sales and merchandising revenues	$6,141,402	$1,260,259	$662,959	$143,816	$—	$8,208,436
Gross profit	278,216	(18,267)	106,248	38,725	—	404,922
Equity in earnings of affiliates, net	638	—	—	—	—	638
Other income, net	11,954	2,795	1,274	2,885	1,540	20,448
Income (loss) before income taxes	24,687	(47,338)	16,015	2,607	(20,445)	(24,474)
Loss attributable to the noncontrolling interests	—	(21,925)	—	—	—	(21,925)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$24,687	$(25,413)	$16,015	$2,607	$(20,445)	$(2,549)
Adjustments to income (loss) before income taxes (b)	4,206	—	—	2,849	6,091	13,146
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$28,893	$(25,413)	$16,015	$5,456	$(14,354)	$10,597

Twelve months ended December 31, 2019
Sales and merchandising revenues	$6,144,526	$1,211,997	$646,730	$166,938	$—	$8,170,191
Gross profit	329,096	32,567	99,104	57,125	—	517,892
Equity in losses of affiliates, net	(6,835)	(524)	—	—	—	(7,359)
Other income, net (c)	10,070	37,199	4,903	1,583	1,568	55,323
Income (loss) before income taxes	(17,328)	47,660	9,159	15,090	(26,470)	28,111
Loss attributable to the noncontrolling interests	—	(3,247)	—	—	—	(3,247)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(17,328)	$50,907	$9,159	$15,090	$(26,470)	$31,358
Adjustments to income (loss) before income taxes (b)	54,891	(34,962)	(769)	—	502	19,662
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$37,563	$15,945	$8,390	$15,090	$(25,968)	$51,020
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
(b) Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the reconciliation to EBITDA and Adjusted EBITDA table. 2020 adjustment to the Rail segment relates to the termination of interest rate derivatives and debt fees which were recorded in Interest expense, net and can be found in the reconciliation to adjusted net income table.
(c) Gains and losses from remeasurements of equity method investments within the Ethanol and Trade segments are included in Other income, net for the twelve months ended December 31, 2019.

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Cash provided by (used in) operating activities	$(270,223)	$28,937	$(74,432)	$348,562
Changes in operating assets and liabilities
Accounts receivable	(126,550)	(3,392)	(128,502)	1,487
Inventories	(539,761)	(407,198)	(139,499)	(1,578)
Commodity derivatives	(112,596)	(8,228)	(115,170)	21,714
Other assets	(18,865)	11,715	(53,208)	30,497
Payables and accrued expenses	452,911	363,008	123,489	103,842
Total changes in operating assets and liabilities	(344,861)	(44,095)	(312,890)	155,962
Less: changes in CARES Act tax refund receivable	—	—	(37,564)	—
Cash from operations before working capital changes	$74,638	$73,032	$200,894	$192,600

Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.